UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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United Community Bancorp

(Name of Registrant as Specified In Its Charter)

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[UNITED COMMUNITY BANCORP LOGO]

October 12, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of United Community Bancorp. We will hold the meeting at the Dearborn Adult Center, 311 W. Tate Street, Lawrenceburg, Indiana, on November 15, 2007, at 9:30 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of Clark, Schaefer, Hackett & Co., the Company’s independent registered accounting firm, will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card OR vote by Internet or by telephone. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card OR voted by Internet or by telephone.

We look forward to seeing you at the meeting.

Sincerely,

/s/ William F. Ritzmann

William F. Ritzmann
President and Chief Executive Officer

United Community Bancorp

92 Walnut Street

Lawrenceburg, Indiana 47025

(812) 537-4822

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:30 a.m., local time, on Thursday, November 15, 2007.

PLACE	Dearborn Adult Center, 311 W. Tate Street, Lawrenceburg, Indiana.

ITEMS OF BUSINESS	(1) The election of four directors of the Company;

(2) The ratification of the appointment of Clark, Schaefer, Hackett & Co. as independent registered public accountants for the Company for the fiscal year ending June 30, 2008; and

(3) Such other matters as may properly come before the annual meeting or any postponements or adjournments of the annual meeting. The Board of Directors is not aware of any other business to come before the annual meeting.

RECORD DATE	In order to vote, you must have been a stockholder at the close of business on October 9, 2007.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card. You also may vote by Internet or by telephone by following the instructions on the enclosed proxy card. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

/s/ Elmer G. McLaughlin Elmer G. McLaughlin Executive Vice President, Chief Operating Officer and Corporate Secretary

NOTE: Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

UNITED COMMUNITY BANCORP

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Community Bancorp (“United Community” or the “Company”) to be used at the annual meeting of stockholders of the Company. United Community is the holding company for United Community Bank (the “Bank”) and the majority-owned subsidiary of United Community MHC. The annual meeting will be held at the Dearborn Adult Center, 311 W. Tate Street, Lawrenceburg, Indiana, on November 15, 2007, at 9:30 a.m., local time. This proxy statement and the enclosed proxy card are being first mailed on or about October 12, 2007 to stockholders of record on October 9, 2007.

General Information About Voting

Who Can Vote at the Meeting

You are entitled to vote your shares of United Community common stock only if the records of the Company show that you held your shares as of the close of business on October 9, 2007. As of the close of business on October 9, 2007, a total of 8,336,908 shares of United Community common stock were outstanding and entitled to vote, including 4,655,200 shares of common stock held by United Community MHC. Each share of common stock has one vote. The Company’s Charter provides that, until March 30, 2011, record holders of the Company’s common stock, other than United Community MHC, who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Vote By United Community MHC

United Community MHC, owns 55.8% of the shares outstanding and entitled to vote of common stock of United Community as of October 9, 2007. All shares of common stock owned by United Community MHC will be voted in accordance with the instructions of the Board of Directors of United Community MHC, the members of which are identical to the members of the Board of Directors of United Community. United Community MHC is expected to vote such shares “FOR” each nominee for election as a director and “FOR” the other proposal.

Attending the Meeting

If you are a beneficial owner of United Community common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of United Community common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

The annual meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

The Company’s Board of Directors consists of nine members. At this year’s annual meeting, stockholders will elect three directors to serve a term of three years and one director to serve for a term of one year. In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. “Plurality” means that the nominees receiving the largest number of votes cast will be elected as directors up to the maximum number of directors to be elected at the annual meeting. At the annual meeting, the maximum number of directors to be elected is four. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on the ratification of the appointment of Clark, Schaefer, Hackett & Co. as independent registered public accountants, you may vote in favor of the proposal, vote against the proposal or abstain from voting. This proposal will be decided by the affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote. On this matter abstentions will have the same effect as a negative vote and broker non-votes will have no effect on the voting.

Because United Community MHC owns more than 50% of United Community’s outstanding shares, the votes it casts will ensure the presence of a quorum and control the outcome of the vote on Proposal 1 (Election of Directors) and Proposal 2 (Ratification of Appointment of Independent Registered Public Accountants). See “Vote by United Community MHC” above.

Voting by Proxy

The Board of Directors of United Community is sending you this proxy statement for the purpose of requesting that you allow your shares of United Community common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of United Community common stock represented at the annual meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends a vote:

•	“FOR” all of the nominees for director, and

•	“FOR” ratification of Clark, Schaefer, Hackett & Co. as independent registered public accountants.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the annual meeting in order to solicit additional proxies. If the annual meeting is postponed or adjourned, your United Community common stock may be voted by the persons named in the proxy card on the new annual meeting date as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the meeting, regardless of whether you submitted your original proxy by mail, the Internet or telephone. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later-dated proxy, or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your United Community common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.

Instead of voting by mailing a proxy card, registered stockholders can vote their shares of Company common stock via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for Internet and telephone voting are set forth on the enclosed proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m., Central time, on Tuesday, November 13, 2007.

Participants in the Bank’s ESOP or 401(k) Plan

If you participate in the United Community Bancorp Employee Stock Ownership Plan (the “ESOP”) or if you hold shares through the United Community Bank 401(k) Profit Sharing Plan (the “401(k) Plan”), you will receive a voting instruction card that reflects all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. In the event no shares have yet been allocated under the ESOP, each participant will be deemed to have been allocated one share for the purpose of providing voting instructions to the ESOP trustee. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee as to the voting of the shares in the United Community Bancorp Stock Fund credited to his or her account. The trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your voting instructions to each plan’s trustee is November 8, 2007.

Corporate Governance

General

United Community periodically reviews its corporate governance policies and procedures to ensure that United Community meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern United Community’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for United Community.

Corporate Governance Policies and Procedures

United Community has adopted a corporate governance policy to govern certain activities, including:

(1)	the duties and responsibilities of each director;

(2)	the composition, responsibilities and operation of the Board of Directors;

(3)	the establishment and operation of Board committees;

(4)	succession planning;

(5)	convening executive sessions of independent directors;

(6)	the Board of Directors’ interaction with management and third parties; and

(7)	the evaluation of the performance of the Board of Directors and of the chief executive officer.

Code of Ethics and Business Conduct

United Community has adopted a Code of Ethics and Business Conduct that is designed to ensure that the Company’s directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code.

Meetings of the Board of Directors

The Company and the Bank conduct business through meetings and activities of their respective Board of Directors and their respective committees. During the year ended June 30, 2007, the Board of Directors of the Company met 15 times and the Board of Directors of the Bank met 25 times. No director attended fewer than 75% of the total meetings of the Company’s and the Bank’s respective Board of Directors and the committees on which such director served.

Committees of the Board of Directors of United Community

The following table identifies our standing committees and their members as of October 9, 2007. All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market, Inc.

Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
William F. Ritzmann
Ralph B. Sprecher	X		X
Robert J. Ewbank
Jerry W. Hacker		X
Elmer G. McLaughlin
Anthony C. Meyer			X*
G. Michael Seitz	X	X	X
Eugene B. Seitz, II	X	X	X
Richard C. Strzynski	X*
Number of Meetings in Fiscal 2007	7	2	4

*	Chairman

Audit Committee. The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is responsible for reviewing the following: the integrity of the financial reports and other financial information provided by the Company to any governmental body or the public, including any certification, report, opinion or review performed by the Company’s independent registered public accounting firm; the Company’s compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications and independence; the performance of the Company’s internal audit functions, its independent registered public accounting firm and system of internal controls and disclosure procedures regarding finance, accounting, legal compliance and ethics that management and the Board has established; the Company’s auditing, accounting and financial reporting processes generally; and the preparation of information required by the Securities and Exchange Commission rules to be included in the Company’s annual proxy statement. This committee meets periodically with the independent auditors and management to review accounting, auditing, internal control structure and financial reporting matters. The Board of Directors has determined that Mr. Strzynski is an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee acts under a written charter adopted by the Board of Directors. The charter is not available on the Company’s website, but a copy of the charter was included as an exhibit to the Company’s 2006 proxy statement. A detailed list of the Audit Committee’s functions is included in its charter. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Proposal 2 – Ratification of Independent Registered Public Accountants – Report of the Audit Committee.”

Compensation Committee. The Compensation Committee is responsible for all matters regarding the Company’s and the Bank’s employee compensation and benefit programs. The Compensation Committee operates under a written charter. The charter is not available on the Company’s website, but a copy of the charter was included as an exhibit to the Company’s 2006 proxy statement. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Executive Compensation – Compensation Committee Report.”

Nominating and Corporate Governance Committee. The committee takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance policies and guidelines applicable to United Community and monitoring compliance with these policies and guidelines. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next annual meeting of stockholders. It leads the Board in its annual review of the Board’s performance and recommends director candidates for each committee for appointment by the Board. The Nominating and Corporate Governance Committee acts under a written charter adopted by the Board of Directors. The charter is not available on the Company’s website, but a copy of the charter was included as an exhibit to the Company’s 2006 proxy statement. The procedures of the Nominating and Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating and Corporate Governance Committee Procedures.”

Attendance at the Annual Meeting

The Board of Directors encourages each director to attend the annual meeting of stockholders. All directors attended the 2006 annual meeting of stockholders.

Directors’ Compensation

Cash Retainer and Meeting Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees that will be paid to our non-employee directors for their service on the Boards of Directors of United Community Bancorp, Inc. and United Community Bank during fiscal 2008. Additionally, Mr. Sprecher receives $4,900 annually for service as Chairman, Mr. G. Michael Seitz receives $3,500 annually for service as Secretary of the Board and Mr. Eugene Seitz receives $1,250 annually for service as Assistant Secretary of the Board. Directors do not receive any fees for their service on the board of directors of United Community MHC. Employee directors do not receive any retainers or fees for their services on the Boards of Directors.

Annual retainer for United Community Bancorp, Inc.	$5,000

Annual retainer for United Community Bank	$14,800

Annual fee for service on committees of United Community Bank	$5,200

Non-Employee Director Compensation. The following table sets forth the total cash and equity compensation paid to our non-employee directors for their board service during fiscal 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(3)	All Other Compensation ($)	Total ($)
Robert J. Ewbank	$25,000	$13,123	$6,745	$5,810	$44	$50,722
William S. Gehring	25,000	13,123	6,745	2,461	22	47,351
Jerry W. Hacker	25,000	13,123	6,745	11,715	44	56,627
Anthony C. Meyer	25,000	13,123	6,745	—	22	44,890
Henry G. Nanz	29,900	13,123	6,745	2,461	22	52,251
Eugene B. Seitz, II	27,250	13,123	6,745	2,473	44	49,635
G. Michael Seitz	28,500	13,123	6,745	6,511	44	54,923
Richard C. Strzynski	25,000	13,123	6,745	5,681	990	51,539
Ralph B. Sprecher	29,900	13,123	6,745	13,458	44	63,270
Frank E. Weismiller	29,900	13,123	6,745	2,461	22	52,251

(1)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) of the vesting of shares of restricted stock in 2007 based upon the Company’s stock price of $11.53 as of the date of grant. At June 30, 2007, the aggregate number of unvested restricted stock award shares held in trust was 4,976 for each of Messrs. Ewbank, Gehring, Hacker, Meyer, Nanz, Eugene B. Seitz, II, G. Michael Seitz, Strzynski and Weismiller. Stock awards vest in five equal annual installments beginning on January 2, 2008.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) in 2007 for each executive, based upon a fair value of each option of $2.37 using the Black-Scholes option pricing model. The aggregate outstanding stock options at June 30, 2007 was 12,442 for each Messrs. Ewbank, Gehring, Hacker, Meyer, Nanz, Eugene B. Seitz, II, G. Michael Seitz, Strzynski and Weismiller. Options vest in five equal annual installments beginning on January 2, 2008.
(3)	Reflects the dollar amount of the annual accruals for the Directors Retirement Plan.

Directors Retirement Plan. The Bank currently sponsors a Directors Retirement Plan. Directors G. Michael Seitz, Meyer, Sprecher, Hacker, Strzynski, Ewbank and E.B. Seitz currently participate in the plan. Under the plan, a non-employee director who has completed at least three years of service and has attained the designated “benefit age” (ranging from age 72 to age 80 years and 9 months) set forth in an individual agreement under the plan may receive a retirement benefit of $20,000 per year for ten years, payable in monthly installments for a total of 120 months. A participating director may also receive an early retirement benefit upon termination of service following completion of at least three years of service and attainment of age 65. The early retirement benefit equals $10,000 per year for ten years upon retirement after age 65 but before age 68, or $15,000 per year for ten years upon retirement after age 68 but before the designated benefit age. Upon the death of a participating director before completion of the applicable benefit payments, the Bank will pay any remaining benefits to the director’s designated beneficiary. Upon termination of service in connection with a change in control, a participating director becomes entitled to the same retirement benefit the director would have received if he remained in service until reaching the benefit age, payable over a ten-year period. The plan also provides that the Board may approve a disability benefit equal to the actuarially-determined annuitized value of a director’s benefit under the plan upon a termination of service due to disability. In addition to the above benefits, the plan provides the director’s beneficiary with a separate lump sum benefit of $10,000 for the payment of funeral expenses. In consideration for the benefits provided under the plan and outlined above, participating directors agree not to engage in certain competitive business activities while serving on the board or following termination of service for reasons other than a change in control. No benefits are payable under the plan upon a termination of service for cause.

Director Emeritus Designation. The Board of Directors of the Bank has also established a policy under which a director may be designated by the Board as a director emeritus upon termination of service (other than for cause), attainment of age 72, and subject to the director’s agreement to provide advisory services and attend a minimum of three Board meetings per year. Provided the director emeritus is not receiving benefits under the Directors Retirement Plan discussed above, he or she is entitled to a $20,000 annual fee. Directors emeriti may also participate in the medical and health benefit coverage provided to non-employee directors of the Bank. Upon the death of a director emeritus, the surviving spouse may continue to receive medical and health benefits by reimbursing the Bank for the coverage costs until the earliest of the termination of such insurance by the Bank, eligibility for benefits under another insurance plan, or remarriage. Directors Henry G. Nanz, Frank E. Weismiller, Jr. and William S. Gehring currently serve in a director emeritus capacity.

Stock Ownership

The following table provides information as of October 9, 2007 about the persons and entities known to United Community to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person or entity may be considered to beneficially own any shares of common stock over which the person or entity has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding (1)
United Community MHC 92 Walnut Street Lawrenceburg, Indiana 47025	4,655,200	(2)	55.8%

(1)	Based on 8,336,908 shares of the Company’s common stock outstanding and entitled to vote as of October 9, 2007.
(2)	Acquired in connection with the Company’s minority stock offering, which was completed on March 30, 2006. The members of the Board of Directors of United Community and the Bank also constitute the Board of Directors of United Community MHC.

The following table provides information as of October 9, 2007 about the shares of United Community common stock that may be considered to be beneficially owned by each director, nominee for director, named executive officers listed in the Summary Compensation Table and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name	Number of Shares Owned		Percent of Common Stock Outstanding (1)
William F. Ritzmann	66,573	(2)(3)	*
Ralph B. Sprecher	31,976	(4)	*
Robert J. Ewbank	54,976	(5)	*
Jerry W. Hacker	34,976	(6)	*
Elmer G. McLaughlin	51,644	(2)(7)	*
Anthony C. Meyer	19,976		*
G. Michael Seitz	39,976		*
Eugene B. Seitz, II	34,976	(8)	*
Richard C. Strzynski	34,976	(9)	*
Vicki A. March	36,366		*
James W. Kittle	40,713	(2)(10)	*
W. Michael McLaughlin	39,301	(2)(11)	*
All directors and named executive officers as a group (12 persons)	486,429		5.8%

*	Less than 1.0%.
(1)	Based on 8,336,908 shares of the Company’s common stock outstanding and entitled to vote as of October 9, 2007.
(2)	Includes shares held in the reporting person’s 401(k) Plan accounts as follows: Mr. Ritzmann, 9,929 shares; Mr. Elmer G. McLaughlin, 21,737 shares; Mr. Kittle, 5,862 shares; and Mr. W. Michael McLaughlin, 13,500 shares. These amounts reflect ownership units in the employer stock fund of the 401(k) Plan, which consists of both issuer stock and a reserve of cash. The actual number of shares held by the individual may vary when such units are actually converted into shares upon distribution of the units to the individual.
(3)	Includes 14,783 shares held in his individual retirement account and 30 shares over which he has voting control as Executor of the estate of Sally Polk.
(4)	Includes 20,000 shares held in Mr. Sprecher’s individual retirement account.
(5)	Includes 5,300 shares held by Mr. Ewbank’s spouse and 29,700 shares held by one corporation controlled by Mr. Ewbank.
(6)	Includes 9,000 shares held in Mr. Hacker’s individual retirement account and 6,000 shares held in his spouse’s individual retirement account.
(7)	Includes 10,000 shares held jointly with his spouse.
(8)	Includes 5,000 shares held in Mr. Seitz’s individual retirement account and includes 5,000, 5,000 and 5,000 shares, respectively, held in three custodian accounts for his children.
(9)	Includes 15,000 shares held by Mr. Strzynski’s spouse.
(10)	Includes 750 shares held in his individual retirement account and 1,850 shares held in his spouse’s individual retirement account.
(11)	Includes 1,500 shares held in his individual retirement account, 4,650 shares held by his spouse and 5,550 shares held in his spouse’s individual retirement account.

Proposal 1 — Election of Directors

The Company’s Board of Directors consists of nine members, all of whom are independent under the listing standards of the Nasdaq Stock Market, except for Mr. Ritzmann, President and Chief Executive Officer of United Community and United Community Bank, Mr. McLaughlin, Executive Vice President, Chief Operating Officer and Corporate Secretary of United Community and United Community Bank and Mr. Ewbank. The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. The Board of Directors’ nominees for election this year are G. Michael Seitz, Eugene B. Seitz, II, Elmer G. McLaughlin and Richard C. Strzynski each of whom is currently a director of United Community and the Bank. Except for Mr. Strzynski, who is nominated to serve for a one-year term or until his successor has been elected and qualified, all other nominees have been nominated to serve for a three-year term or until their respective successors have been elected and qualified. In order to eliminate the vacancy created by the retirement of Directors Henry G. Nanz, Frank E. Weismiller, Jr. and William S. Gehring on June 30, 2007, the Board of Directors reduced the number of directors comprising the Board from 12 to 9. Director Henry G. Nanz served in the class of directors serving until 2008 and Directors Frank E. Weismiller, Jr. and William S. Gehring served in the class of directors serving until 2009. To make the three classes of directors equal in number as required by the Bylaws, the Board has nominated Director Strzynski for election to serve for a one-year term to replace Director Henry G. Nanz in the class of directors serving until 2008 and the class of directors serving until 2009 has been decreased to three directors as a result of the retirement of Directors Frank E. Weismiller, Jr. and William S. Gehring.

Under the listing standards of the Nasdaq Stock Market, each of the directors is considered “independent” except for William F. Ritzmann, the President and Chief Executive Officer, and Elmer G. McLaughlin, the Executive Vice President and Chief Operating Officer. In determining the independence of its directors, the Board considered transactions, relationships or arrangements between United Community, United Community Bank and its directors that were required to be disclosed in this proxy statement under the heading “Other Information Relating to Directors and Executive Officers – Transactions With Related Persons.” The Board also considered transactions, relationships or arrangements between United Community, United Community Bank and its directors that were not required to be disclosed in this proxy statement under the heading “Transactions With Related Persons,” including loans that United Community Bank directly or indirectly made to Directors Meyer and G. Michael Seitz and insurance premiums the Bank paid in fiscal 2007 to Seitz Agency, Inc., an insurance agency of which G. Michael Seitz and Eugene B. Seitz, II are officers and co-owners.

Unless you indicate on the proxy card that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute nominee proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his current occupation for the last five years. The age indicated for each individual is as of June 30, 2007.

Board Nominees for Election of Directors

The following individuals have been nominated for a three-year term ending in 2010:

Eugene B. Seitz, II is an officer and co-owner of Seitz Agency, Inc., an insurance agency. Mr. Seitz also serves as Assistant Secretary of the Board of Directors. Mr. Seitz’s brother, George M. Seitz, II, also serves on the Board of Directors and Mr. Seitz’s cousin, James W. Kittle, is a Senior Vice President of Lending with the Bank. Age 50. Director since 1995 (including term as a director of Perpetual Federal Savings and Loan Association).

G. Michael Seitz is an officer and co-owner of Seitz Agency, Inc., an insurance agency. Mr. Seitz also serves as Secretary of the Board of Directors. Mr. Seitz’s brother, Eugene B. Seitz, II also serves on the Board of Directors and Mr. Seitz’s cousin, James W. Kittle, is a Senior Vice President of Lending with the Bank. Age 59. Director since 1971 (including term as a director of Progressive Federal Savings Bank).

Elmer G. McLaughlin has served as Executive Vice President and Chief Operating Officer of the Bank since the merger of Perpetual Federal and Progressive Federal to form United Community Bank on April 12, 1999. Before the merger, Mr. McLaughlin served for nine years as President, and 19 years as a director, of Perpetual Federal Savings and Loan Association, and was Executive Vice President and head of Operations and senior loan officer of Perpetual Federal from 1978 until 1990. Mr. McLaughlin is the brother of W. Michael McLaughlin, a Senior Vice President of Operations at the Bank. Age 55. Director since 1980 (including term as a director of Perpetual Federal Savings and Loan Association).

The following individual has been nominated for a one-year term ending in 2008:

Richard C. Strzynski has been a self-employed certified public accountant in Aurora, Indiana, since 1979. Age 59. Director since 1993 (including term as a director of Progressive Federal Savings Bank).

Directors Continuing in Office

The following directors have terms ending in 2008:

William F. Ritzmann has served as President and Chief Executive Officer of the Bank since the merger of Perpetual Federal and Progressive Federal to form United Community Bank on April 12, 1999. Before the merger, Mr. Ritzmann served for 23 years as director, President and Managing Officer of Progressive Federal Savings Bank. Age 59. Director since 1975 (including term as a director of Progressive Federal Savings Bank).

Robert J. Ewbank has been a partner in the Lawrenceburg, Indiana, law firm of Ewbank & Kramer LLP, since 1978. Age 58. Director since 1984 (including term as a director of Progressive Federal Savings Bank).

The following directors have terms ending in 2009:

Jerry W. Hacker served as the owner and President of Dee’s Delights, Inc., a miniatures wholesaling company from 1983 until 2006. He is now retired. Age 64. Director since 1987 (including term as a director of Perpetual Federal Savings and Loan Association).

Anthony C. Meyer has been a senior judge for the State of Indiana since 1999. Age 74. Director since 1987 (including term as a director of Progressive Federal Savings Bank).

Ralph B. Sprecher is Chairman of the Board. He previously was the Vice President of Midwest Operations for Joseph E. Seagram, a beverage distribution company, and is now retired. Age 66. Director since 1993 (including term as a director of Perpetual Federal Savings and Loan Association).

Proposal 2 — Ratification of Independent Registered Public Accountants

The Audit Committee of the Company’s Board of Directors has appointed Clark, Schaefer, Hackett & Co. to be its independent registered public accountants for the 2008 fiscal year, subject to ratification by stockholders. A representative of Clark, Schaefer, Hackett & Co. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the shares represented at the annual meeting and entitled to vote, the Audit Committee of the Company’s Board of Directors will consider other independent registered public accounting firms.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Clark, Schaefer, Hackett & Co. as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended June 30, 2007 and 2006 by Clark, Schaefer, Hackett & Co.:

	2007	2006
Audit fees(1)	$155,800	$124,430
Audit related fees(2)	36,545	128,300
Tax fees(3)	12,365	10,000
All other fees	9,151	—

(1)	Consists of fees for professional services rendered for the audit of the consolidated financial statements and the review of the financial statements included in Quarterly Reports on Form 10-Q.
(2)	For 2006, represents fees related to the Company’s minority stock offering and related securities registration statement.
(3)	Consists of fees for tax return preparation, planning and tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. This approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

During the year ended June 30, 2007, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Report of the Audit Committee

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with the independent registered public accounting firm its independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also have approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.

The Audit Committee

Richard C. Strzynski, Chairman

G. Michael Seitz

Eugene B. Seitz, II

Ralph B. Sprecher

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation philosophy, as well as policies and practices with respect to our chief executive officer, chief operating officer, chief financial officer, and our other two most highly-compensated executive officers, which are collectively referred to as the “named executive officers.”

The Objectives of the Executive Compensation Program

Our compensation philosophy is founded upon the premise that our success depends, in large part, on the dedication, commitment and performance of the individuals we place in key operating positions to drive our business strategy. We accomplish this by providing our named executive officers with incentives tied to the successful implementation of our corporate objectives. However, we recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

Elements Used to Implement Our Compensation Objectives

Our compensation program for our named executive officers consists of the following elements:

•	Base Salary;

•	Short-term Incentive Compensation;

•	Long-term Incentive Compensation;

•	Retirement and Welfare Benefits; and

•	Severance and Change-in-Control Benefits.

We seek to combine these compensation elements for each named executive officer in a manner that will optimize each employee’s contribution to the Company.

Base Salary. The Company’s base salary program is designed to provide a competitive base salary to management and employees. The salary levels of all employees, including executive officers, are set to reflect the duties and levels of responsibilities inherent in the position and the competitive conditions in our market area. Comparative salaries paid by peer financial institutions are considered in establishing the salary for a given position. The Compensation Committee utilizes surveys prepared by trade groups (specifically, America’s Community Bankers and the Indiana Bankers Association) of salaries paid to executive officers of other bank holding companies, non-diversified banks and other financial institutions similar in size, geographic region and market capitalization. The Compensation Committee conducts an annual review of base salaries for executive officers, taking into account the Bank’s financial performance, peer group financial performance and compensation survey data. See “Peer Group Analysis.” In setting base salaries, the Compensation Committee also considers a number of factors relating to the particular executive, including individual performance, job responsibilities, level of experience, ability and knowledge of the position and complexity of the Company’s operations. These factors are considered in the aggregate and none of the factors are accorded a specific weight. See “Executive Compensation – Summary Compensation Table” for salaries paid to our named executive officers in 2007.

Short-term Incentive Compensation. Our current short-term incentive program is a cash-based program that is designed to reward company performance. Each year we budget a cash profit sharing program for all employees that is based on our Return on Average Assets (“R.O.A.A.”). For fiscal 2007, all bonuses to executive officers under the profit sharing plan were based on the following formula: R.O.A.A. of 0.751% (for the period October 1, 2005 through September 30, 2006, before accrual for profit sharing and cash bonus program, foundation contribution and a loss on investments) multiplied by 10, multiplied by the executive’s salary earned during that period. On this basis, Messrs. Ritzmann, Elmer G. McLaughlin, Kittle and W. Michael McLaughlin, and Ms. March were paid bonuses of $9,707, $8,468, $6,573, $6,356 and $6,356, respectively, in December 2006 under the profit sharing plan.

We also have a cash bonus program for all employees, including executive officers, that pays a bonus based on the extent to which our R.O.A.A. exceeds the average R.O.A.A. of a peer group (Indiana thrifts having assets between $100 million and $300 million). No payments are made under the cash bonus program if our R.O.A.A. does not exceed our peers’ average R.O.A.A. For fiscal year 2007, if our R.O.A.A. exceeded the average R.O.A.A. of the peer group, executive officers will receive a bonus under the cash bonus program equal to one-half of one percent of their fiscal 2007 salary, multiplied by the number of basis points that our R.O.A.A. exceeded the average R.O.A.A. of the peer group. Amounts earned under the cash bonus program are not calculable through October 9, 2007. Any amounts to be paid under the cash bonus program are expected to be calculable on or about October 31, 2007. Consistent with the Company’s past practice, amounts earned under the cash bonus program are expected to be paid in December 2007.

The Compensation Committee reserves the right to grant additional bonuses based on the individual performance of management team members as it deems necessary and appropriate.

Long-term Incentive Compensation. Our long-term incentive compensation plan is based on the delivery of equity-based compensation, including stock options and restricted stock awards, to our named executive officers, key employees and directors through our 2006 Equity Incentive Plan, which was approved by our shareholders at the 2006 annual meeting. We believe that stock-based compensation enables us to retain high level executives and tie the compensation of those executives to the creation of long-term value for our stockholders. By increasing the equity holdings of our management team, we provide them with a continuing stake in our long-term success. The Compensation Committee believes that equity-based compensation is an important element of our overall compensation philosophy that provides officers and directors with incentives linked to the performance of our common stock. The nature and size of the awards under our equity-based program are based on a number of factors including awards made to those holding comparable positions in our peer group, applicable regulatory restrictions and the tax and accounting treatment of specific equity compensation techniques. See “Executive Compensation – Grants of Plan-Based Awards” for additional information regarding stock option grants and restricted stock awards made to our named executive officers.

Severance and Change-in-Control Benefits. United Community and the Bank are both parties to substantially similar employment agreements with Messrs. Ritzmann and Elmer G. McLaughlin and Vicki A. March. The Bank also has entered into employment agreements with Messrs. Kittle and W. Michael McLaughlin. The employment agreements with Messrs. Ritzmann and Elmer G. McLaughlin each provide for a three-year term, and the employment agreements with Messrs. Kittle, W. Michael McLaughlin and Ms. March each have a two-year term. The employment agreements may be renewed on an annual basis by the respective Boards of Directors. United Community or the Bank will pay or reimburse the executive for reasonable costs and legal fees resulting from any dispute or question of interpretation relating to his or her employment agreement, provided the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that United Community or the Bank will indemnify the executives to the fullest extent legally allowable.

We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in our best interests to provide our key personnel with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause. Therefore, the Company has adopted the United Community Bank Employee Severance Compensation Plan to provide severance benefits to eligible employees whose employment terminates in connection with a change in control of the Company. See “Executive Compensation – Potential Payments Upon Termination or Change in Control” for a discussion of these benefits and estimated payments under the employment agreements with our named executives.

Role of Compensation Committee

Our Compensation Committee establishes and administers policies and programs governing the compensation for our named executive officers. The Compensation Committee operates under a written charter that establishes the Committee’s responsibilities. The Committee and the Board of Directors review the charter periodically to ensure the scope of the charter is consistent with the Committee’s expected role.

The Compensation Committee meets outside the presence of all executive officers, including the named executive officers, to consider appropriate compensation for the chief executive officer and the chief operating officer. The Compensation Committee analyzes our chief executive officer’s and chief operating officer’s performance annually and determines their base salaries, discretionary bonuses and profit-sharing awards and equity-based compensation based on its assessment of their performances. The Compensation Committee also takes into consideration the recommendations of our chief executive officer and chief operating officer when determining the payments to be made to our other named executive officers under our discretionary bonus program and equity incentive plan. See “Corporate Governance – Committees of the Board of Directors of United Community – Table of Standing Committees” for the number of meetings held by the Compensation Committee and a list of Compensation Committee members. The Board of Directors regularly reviews and ratifies or amends the actions of the Compensation Committee.

Role of Management

Our CEO and EVP make recommendations to the Compensation Committee and Board of Directors from time to time regarding the appropriate mix and level of compensation for their subordinates. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our CEO and EVP do not participate in Committee or Board discussions or review documents relating to the determination of their own compensation.

Peer Group Analysis

A critical element of our compensation philosophy and a key driver of specific compensation decisions for our named executive officers is a comparative analysis of our compensation mix and levels relative to a peer group of publicly traded banks and thrifts. We utilize survey data provided by the Indiana Bankers Association and America’s Community Bankers when evaluating the competitiveness of our base compensation and cash bonus program. A critical element of our compensation philosophy and a key driver of specific compensation decisions for our named executive officers is a comparative analysis of our compensation mix and levels relative to several peer groups of financial institutions. The Indiana Bankers Association Financial Institutions Compensation Survey provides salary and benefits data for financial institutions in the state of Indiana. The peer groups that are used are: Institutions between $100 and $200 million in assets; Institutions between $200 and $500 million in assets; and Institutions located in communities with a population of less than 100,000. The America’s Community Bankers Compensation and Benefits Survey provides salary and benefits data for institutions in the United States. The peer groups that are used are: Institutions between $100 and $299 million in assets; Institutions between $300 and $499 million in assets, Institutions located in Indiana and Institutions that are Mutual Holding Companies. We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent.

When evaluating our named executive officers, we consider the relevance of data regarding a peer group of institutions of similar asset size located in our geographic area, as well as:

•	Our business need for a certain officer’s skills;

•	The contributions we believe an executive officer has made or will make to our success; and

•	The transferability of an executive officer’s managerial skills to other potential employers.

Tax and Accounting Considerations

In consultation with our tax and accounting advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of these programs. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements, where appropriate. As part of our review, we may also consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

Retirement Benefits; Employee Welfare Benefits

Employee Stock Ownership Plan. In connection with our mutual holding company reorganization, we implemented the leveraged employee stock ownership plan (“ESOP”). The ESOP is intended to provide increased retirement security and increase equity ownership of eligible employees and executives so as to further integrate the compensation of the employee with the creation of long-term value for stockholders. The ESOP shares are held in a loan suspense account until they are released for allocation among the participants. The shares are released annually from the loan suspense account and the released shares are allocated among the participants on the basis of each participant’s compensation in relation to the compensation of all participants.

401(k) Profit-Sharing Plan. The Company maintains the United Community Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan, for the benefit of eligible employees. The plan is intended to provide employees increased retirement security on a tax-deferred basis. The Company matches 50% of employee contributions, with a maximum matching contribution of up to 5% of the employee’s salary. The Company’s contribution vests, 100% after the completion of three years of service if the employee contributes 500 hours of service during each plan year.

Supplemental Executive Retirement Plan. The Bank has implemented a supplemental executive retirement plan to provide for supplemental retirement benefits with respect to its employee stock ownership and 401(k) plans. Specifically, the plan provides benefits to eligible officers (those designated by the Board of Directors of the Bank) that cannot be provided under the 401(k) Plan or the employee stock ownership plan as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plans, but for the Code limitations. In addition to providing benefits that would otherwise be lost as a result of the Code limitations on tax-qualified plans, the plan also provides supplemental benefits upon a change of control prior to the scheduled repayment of the employee stock ownership plan loan. Messrs. Ritzmann and Elmer G. McLaughlin currently participate in the supplemental executive retirement plan. See “Executive Compensation – Potential Payments Upon Termination or Change in Control” for a discussion of the benefits and estimated payments under the supplemental executive retirement plan.

Executive Supplemental Retirement Income Agreements. The Company has entered in Executive Supplemental Retirement Income Agreements with our chief executive officer, chief operating officer, senior vice president of lending, senior vice president of operations, and chief financial officer to provide these executives with supplemental retirement benefits. The annual benefit amounts are $65,908 for Mr. Ritzmann, $62,585 for Elmer G. McLaughlin, $52,076 for Mr. Kittle, $47,672 for W. Michael McLaughlin and $50,264 for Ms. March, payable over a period of 180 months. See “Executive Compensation – Potential Payments Upon Termination or Change in Control” for a detailed description of the supplemental income agreements.

In addition to retirement programs, we provide our employees with coverage under medical, dental, life insurance and disability plans on terms consistent with industry practice. We also maintain an employee severance compensation plan for all eligible employees who do not have employment agreements with the Bank.

Perquisites

We provide our named executive officers with perquisites that further their ability to promote the Company’s business interests in our markets and to reflect competitive practices for similarly-situated officers employed by our peers. Currently, our perquisites include club dues and spousal travel expenses. These perquisites are reviewed periodically and adjustments to them are made as necessary.

Stock Compensation Grant and Award Practices

It is the Compensation Committee’s intent to annually consider whether to recommend to the Board of Directors that the Company make stock option grants and/or award other forms of equity. Last year, the Company’s first year in existence, the Compensation Committee considered and granted equity awards in November 2006. The Compensation Committee currently expects that it will consider making equity awards during November of 2007, but consideration of such equity awards may come at a different time. Additionally, grants or awards may be made at other times during the year based on specific circumstances such as a new hire, a contractual commitment or a change in position or responsibility. Under our current plan, as approved by the Company’s shareholders in 2006, the exercise price of an option is the closing market price on the date of grant. The grant date is the date the full Board of Directors approves the award and grants the awards to the participants.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material, nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. The Compensation Committee’s decisions are reviewed and ratified by the full Board of Directors. Similarly, we have never timed the release of material, nonpublic information with the purpose or intent of affecting the value of executive compensation.

Stock Ownership Requirements

The Company has not adopted formal stock ownership requirements for the named executive officers and members of the Board of Directors. As a practical matter, the named executive officers and directors hold significant interests in our stock, which they have accumulated through individual purchases and participation in stock compensation programs.

Compensation for the Named Executive Officers in 2007

Chief Executive Officer Compensation. The Compensation Committee determines the base salary for the Bank’s President and Chief Executive Officer, William F. Ritzmann, in a manner consistent with the base salary guidelines applied for executive officers of the Bank as described above. The Committee’s recommendations are presented to the full Board of Directors for approval. In general, the Compensation Committee considers the Bank’s financial performance, peer group financial performance and compensation survey data when making recommendations to the Board of Directors regarding the Chief Executive Officer’s compensation. In recognition of Mr. Ritzmann’s leadership and contribution to the success of the Company, the Compensation Committee increased Mr. Ritzmann’s base salary as of July 1, 2006 to $137,300 from $123,301 the preceding year, an increase of 11%. In December 2006, Mr. Ritzmann also received a cash payment of $9,707 under the Company’s profit sharing plan. Amounts earned under the cash bonus program, if any, are not calculable through October 9, 2007. Any amounts to be paid to Mr. Ritzmann under the cash bonus program are expected to be calculable on or about October 31, 2007. Consistent with the Company’s past practice, amounts earned under the cash bonus program are expected to be paid in December 2007. See “Short-term Incentive Compensation” for more discussion on payments made under the cash bonus program and the cash profit sharing plan. Mr. Ritzmann also participates in the Bank’s employee benefit plans, including the 401(k) plan, and the employee stock ownership plan.

Compensation for Our Other Named Executive Officers. The Compensation Committee recommends base salaries for other named executive officers subject to Board approval, in a manner consistent with the base salary guidelines applied for executive officers of the Bank as a whole. In general, the Compensation Committee considers the Bank’s financial performance, peer group financial performance and compensation survey data when making decisions regarding a named executive officer’s compensation, including salary, bonus and awards made under the 2006 Equity Incentive Plan. The Committee increased base compensation for other named executive officers by 3% for 2007. In December 2006, Messrs. Elmer G. McLaughlin, Kittle, W. Michael McLaughlin and Ms. March received a cash payment of $8,468, $6,573, $6,356, and $6,356, respectively, under the Company’s profit sharing plan. Amounts earned under the cash bonus program are not calculable through October 9, 2007. Any amounts to be paid under the cash bonus program, if any, are expected to be calculable on or about October 31, 2007. Consistent with the Company’s past practice, amounts earned under the cash bonus program are expected to be paid in December 2007. See “Executive Compensation – Summary Compensation Table” for the current base salaries of the named executive officers and “Short-term Incentive Compensation” for more discussion on the payments made under the cash bonus program and the cash profit sharing plan. We believe that the compensation for our named executive officers is consistent with our compensation philosophy as described above.

Executive Compensation

Summary Compensation Table

The following information is furnished for the named executive officers who received a salary and bonus of $100,000 or more during the year ended June 30, 2007. The table excludes perquisites, which were less than $10,000 for each executive officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
William F. Ritzmann President and Chief Executive Officer	2007	137,300	9,707	70,001	35,972	5,703	145,925	417,655
Elmer G. McLaughlin Executive Vice President, Chief Operating Officer and Corporate Secretary	2007	117,802	8,468	52,500	26,979	—	99,281	316,412
James W. Kittle Senior Vice President, Lending	2007	92,089	6,573	37,188	19,111	—	53,909	217,705
Vicki A. March Senior Vice President, Chief Financial Officer and Treasurer	2007	89,045	6,356	37,188	19,111	—	60,620	220,863
W. Michael McLaughlin Senior Vice President, Operations	2007	89,045	6,356	37,188	19,111	—	47,868	208,111

(1)	Reflects amounts earned under the cash profit-sharing plan. Does not reflect amounts earned under the cash bonus program as these amounts are not calculable through October 9, 2007. Any amounts to be paid under the cash bonus program are expected to be calculable on or about October 31, 2007. Consistent with the Company’s past practice, amounts earned under the cash bonus program are expected to be paid in December 2007. See “Compensation Discussion and Analysis – Short-Term Incentive Compensation” for additional information regarding compensation paid under the cash bonus program and the cash profit-sharing plan.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R). Amounts represent the vesting of 0 shares of restricted stock in fiscal 2007 for Messrs. Ritzmann, Elmer G. McLaughlin, Kittle, W. Michael McLaughlin and Ms. March, respectively, multiplied by the closing stock price of each award on the date of grant. Recipients are receiving dividends on unvested shares as they are paid and these dividends are being accounted for as if they were W-2 income.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R). Amounts represent the vesting of 0 stock options in fiscal 2007 for Messrs. Ritzmann, Elmer G. McLaughlin, Kittle, W. Michael McLaughlin and Ms. March, respectively, multiplied by the fair value of each option using the Black-Scholes option pricing model.
(4)	Details of the amounts reported in the “All Other Compensation” column are provided in the table below. The table excludes perquisites, which did not exceed $10,000 in the aggregate for each named executive officer:

Item	William F. Ritzmann	Elmer G. McLaughlin	James W. Kittle	Vicki A. March	W. Michael McLaughlin
Employer contribution to 401(k) plan	$7,156	$7,113	$6,918	$6,931	$6,601
Market value of allocations under the employee stock ownership plan	22,900	22,184	14,299	14,909	13,428
Value of insurance premiums under endorsement method split-dollar life insurance arrangement	794	794	737	713	713
Value of life insurance policy	111,094	66,204	29,840	35,951	25,011
Dividends paid on stock awards	3,981	2,986	2,115	2,115	2,115
Total	$145,925	$99,281	$53,909	$60,619	$47,868

Employment Agreements

United Community and the Bank are both parties to substantially similar employment agreements with Messrs. Ritzmann and Elmer G. McLaughlin and Ms. March. The Bank also has entered into employment agreements with Messrs. Kittle and W. Michael McLaughlin. The employment agreements with Messrs. Ritzmann and Elmer G. McLaughlin each provide for a three-year term, and the employment agreements with Messrs. Kittle and W. Michael McLaughlin and Ms. March each have a two-year term. The employment agreements may be renewed on an annual basis by the respective Boards of Directors. The employment agreements establish base salaries of $137,300, $117,802, $92,089, $89,045 and $89,045 for Messrs. Ritzmann, Elmer G. McLaughlin, Kittle, W. Michael McLaughlin and Ms. March, respectively. The Boards of Directors review the executives’ base salaries each year in order to consider any appropriate changes. In addition to base salary, the employment agreements provide for, among other things, participation in stock-based benefit plans and fringe benefits.

United Community or the Bank will pay or reimburse the executive for reasonable costs and legal fees resulting from any dispute or question of interpretation relating to his employment agreement, provided the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that United Community or the Bank will indemnify the executives to the fullest extent legally allowable. For Messrs. Ritzmann, Elmer G. McLaughlin and Ms. March, amounts due under the employment agreements may be paid by either United Community or the Bank, but they will not receive duplicative payments under both agreements.

Grants of Plan-Based Awards

The following table provides information concerning all award grants made to the Company’s named executive officers in the 2007 fiscal year.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock of Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
William F. Ritzmann	12/14/06	26,543	66,357	$11.53	$463,307
Elmer G. McLaughlin	12/14/06	19,907	49,768	11.53	347,478
James W. Kittle	12/14/06	14,101	35,253	11.53	246,135
Vicki A. March	12/14/06	14,101	35,253	11.53	246,135
W. Michael McLaughlin	12/14/06	14,101	35,253	11.53	246,135

Potential Payments Upon Termination or Change in Control

As discussed above, United Community and the Bank maintain employment agreements that provide Messrs. Ritzmann, Elmer G. McLaughlin, Kittle, W. Michael McLaughlin and Ms. March with certain severance payments and benefit continuation upon termination of employment. The employment agreements provide that United Community or the Bank may terminate an executive’s employment for cause, as described in the employment agreements, at any time, with no further benefits payable following such termination. If United Community or the Bank terminates an executive’s employment for reasons other than for cause or upon a change in control, the executive or, upon his or her death, his or her beneficiary, will receive a payment equivalent to his or her base salary for the remaining term of the agreement, plus the value of the cash bonus paid to the executive during the 12-month period preceding termination of employment. The executives will also receive continued health, life, disability and other benefits through the earlier of the agreement expiration date or coverage by another employer. Upon the executive’s death during the agreement term, the agreement will automatically expire and the executive’s estate will receive a payment equivalent to three months’ continued base salary.

Upon the executive’s involuntary termination or constructive termination (i.e., a voluntary termination with “good reason,” under circumstances outlined in the agreement) within one year following a change in control, the executive would receive an amount equal to the product of 2.99 and the executive’s “base amount” as defined under Internal Revenue Code Section 280G. Under Internal Revenue Code Section 280G, the base amount equals the executive’s average annual taxable compensation over the five years preceding termination of employment (or years of employment, if the executive is employed for a lesser period of time). The executive also receives continued coverage under all health, life, disability and other benefit plans until the earlier of the expiration of the agreement term or the date the executive becomes covered under another employer’s benefit plans. Had Messrs. Ritzmann, Elmer G. McLaughlin, Kittle and W. Michael McLaughlin terminated employment under these provisions of their agreements, they would have received a severance benefit, based on continued salary entitlements and the most recent bonus payments, equal to $424,947, $364,782, $285,102, $275,678, respectively, and received continued health and welfare benefits valued at $44,832, $44,832, $62,766 and $62,667, respectively. Ms. March’s severance payments would have equaled $275,678 with continued health and welfare benefits valued at $23,715.

Code Section 280G, as discussed above, provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct this amount. The employment agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Code Section 280G. In addition, upon termination of employment for any reason other than in connection with a change in control, the executives agree not to compete with United Community or the Bank for the remaining term of the agreement. Had the named executive officers terminated employment in connection with a change in control, Messrs. Ritzmann, Elmer G. McLaughlin, Kittle and W. Michael McLaughlin would have received severance benefits (as limited under Section 280G) of approximately $614,170, $449,969, $333,251 and $291,483, respectively. Ms. March’s severance benefits would have equaled approximately $328,549.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested as of June 30, 2007 for each named executive officer.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
William F. Ritzmann	—	66,357	11.53	12/14/16	26,543	333,910
Elmer G. McLaughlin	—	49,768	11.53	12/14/16	19,907	250,430
James W. Kittle	—	35,253	11.53	12/14/16	14,101	177,390
Vicki A. March	—	35,253	11.53	12/14/16	14,101	177,390
W. Michael McLaughlin	—	35,253	11.53	12/14/16	14,101	177,390

(1)	The market value of unvested restricted stock is based upon the closing price of the Company’s common stock on June 29, 2007, of $12.58 per share.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

The Compensation Committee of United Community Bancorp

Anthony C. Meyer, Chairman

Ralph B. Sprecher

G. Michael Seitz

Eugene B. Seitz, II

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in United Community common stock during the year ended June 30, 2007.

Transactions with Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans by United Community to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Pursuant to the Audit Committee Charter, the Audit Committee periodically reviews for approval all of the Company’s and the Bank’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. In accordance with banking regulations and its policy, the Board of Directors also reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Bank’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Bank’s Code of Ethics and Business Conduct, all executive officers and directors of the Bank must disclose any existing or potential conflicts of interest to the Chief Executive Officer of the Bank. Such potential conflicts of interest include, but are not limited to, the following: (i) the Bank conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Bank.

The aggregate amount of loans granted by the Bank to its executive officers and directors was $3.16 million at June 30, 2007, or approximately 5.1% of stockholders’ equity. These loans were performing according to their original terms at June 30, 2007.

The Bank has an employee loan program whereby employees, including executive officers and directors, may obtain loans with preferential interest rates compared to those prevailing at the time for comparable loans with persons not related to United Community Bank. The following information is furnished for outstanding loans made by the Bank to related persons (directors, executive officers and their immediate family members) under the United Community Bank employee loan program:

	Largest Aggregate Principal Outstanding for 2007	Principal Outstanding at June 30, 2007	Principal Paid During 2007	Interest Paid During 2007	Interest Rate Payable
William F. Ritzmann,	$138,500.13	$134,239.44	$4,260.69	$3,510.87	3.571%
President and Chief Executive Officer	90,000.00	90,000.00	30,000.00	2,293.94	3.660
	22,808.00	22,784.05	23.95	1,191.53	4.700
	2,500.00	2,499.50	.50	46.75	1.250

Matthew P. Ritzmann,	340,482.61	340,482.61	6,493.98	12,971.03	5.444
Son of William F. Ritzmann	12,309.15	9,187.35	3,121.80	381.49	3.470
and employee of United Community Bank	298,000.00	296,096.87	1,903.13	3,954.69	3.444
	$30,000.00	$30,000.00	—	—	—

Ralph B. Sprecher,	252,581.02	247,034.26	6,072.52	8,270.19	3.795
Chairman of the Board	67,712.96	62,529.38	14,293.58	2,406.42	4.160

Robert J. Ewbank,	$240,823.55	$234,963.56	$6,389.91	$7,766.87	4.080%
Director	18,912.07	15,424.43	3,487.64	650.58	4.160

Elmer G. McLaughlin,	122,549.90	119,151.63	3,398.27	3,359.44	2.940
Executive Vice President and Chief Operating Officer	99,000.00	99,000.00	21.91	3,276.97	3.660
	123,723.49	123,307.78	415.71	3,543.02	6.150

Eugene B. Seitz, II,	45,032.24	36,851.05	8,181.19	1,285.41	3.666
Director	99,677.79	99,677.79	1,446.23	3,442.39	4.160

Richard C. Strzynski,	52,728.87	45,352.72	7,376.15	1,667.47	3.742
Director	24,938.06	22,733.11	5,393.56	706.44	4.160
	15,972.27	15,972.27	—	868.89	5.440
	18,308.63	18,308.63	—	1,555.62	5.680
	15,466.88	15,466.88	—	1,330.36	6.410
	15,063.65	—	15,063.65	665.30	4.220

James W. Kittle,	110,741.72	106,920.42	3,821.30	3,128.70	3.166
Senior Vice President	80,498.16	78,020.04	8,794.15	2,197.49	3.660

W. Michael McLaughlin,	167,191.16	155,576.75	12,602.12	5,057.48	3.036
Senior Vice President	46,162.68	43,991.28	2,499.05	1,371.06	3.660

Henry G. Nanz,	68,523.84	66,446.23	2,077.61	2,272.19	3.795
Director	55,075.00	55,075.00	55,075.00	2,876.14	4.740
	21,832.42	17,189.15	4,643.27	824.28	4.410
	55,165.00	55,165.00	—	—	5.160

Other Transactions. Ewbank & Kramer LLP of Lawrenceburg, Indiana, of which Robert J. Ewbank is a partner, performs legal services for the Bank. Mr. Ewbank is also President and owner of Ewbank Land Title, Inc., which performs title searches and provides title insurance for loans that the Bank originates. Mr. Ewbank’s wife is the owner of Working Environments, Inc., which provides the Bank with interior design and decorating services for its offices. In fiscal 2007, United Community Bank paid a total of $22,000 in legal fees to Ewbank & Kramer LLP, $283,820 to Ewbank Land Title, Inc. for title searches and title insurance and $223,917 to Working Environments, Inc. for interior design and decorating services. We believe that the fees paid to Ewbank & Kramer LLP, Ewbank Land Title, Inc. and Working Environments, Inc. were based on normal terms and conditions as would apply to unaffiliated clients of those firms. There are no other transactions or series of similar transactions between the Bank and any director or executive officer in which the amount involved exceeds $120,000 since the beginning of the Bank’s last fiscal year, or which are currently proposed.

Nominating and Corporate Governance Committee Procedures

General

It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors of Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the stockholder making the recommendation, the name and address, as they appear on the Company’s books, of such stockholder; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating and Corporate Governance Committee at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Minimum Qualifications

The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. First, a candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Nominating and Corporate Governance Committee will consider the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its stockholders; independence; and any other factors the Nominating and Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

In addition, before nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Nominees

The Nominating and Corporate Governance Committee’s process for identifying and evaluating individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of committee members and other members of the Board of Directors as well as its knowledge of members of the Bank’s local communities. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating and Corporate Governance Committee has not used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than June 14, 2008. If next year’s annual meeting is held on a date more than 30 calendar days from November 15, 2008, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation material for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provides that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 days before the date of the annual meeting; provided that if less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the Bylaws may be obtained from the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Communications regarding financial or accounting policies may be made in writing to the Chairman of the Audit Committee, Richard C. Strzynski, at United Community Bancorp, c/o Corporate Secretary, 92 Walnut Street, Lawrenceburg, Indiana 47025. Other communications to the Board of Directors may be made in writing to the Chairman of the Nominating and Corporate Governance Committee at United Community Bancorp, c/o Corporate Secretary, 92 Walnut Street, Lawrenceburg, Indiana 47025. Communications to individual directors may be made to such director in writing to such director at United Community Bancorp, c/o Corporate Secretary, 92 Walnut Street, Lawrenceburg, Indiana 47025.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for the reasonable expenses they incur in sending proxy materials to the beneficial owners of United Community common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.

The Company’s Annual Report to Stockholders has been mailed to persons who were stockholders as of the close of business on October 9, 2007. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

A copy of the Company’s Annual Report on Form 10-K, without exhibits, for the year ended June 30, 2007, as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were stockholders as of the close of business on October 9, 2007 upon written request to Elmer G. McLaughlin, United Community Bancorp, 92 Walnut Street, Lawrenceburg, Indiana 47025.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate Annual Report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our Annual Report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope, or by casting your vote via the Internet or by telephone.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Elmer G. McLaughlin

Elmer G. McLaughlin
Executive Vice President, Chief Operating Officer and Corporate Secretary

Lawrenceburg, Indiana

October 12, 2007

[UNITED COMMUNITY BANCORP LOGO]

Annual Meeting of Stockholders

November 15, 2007, 9:30 a.m., Local Time

You can vote in one of three ways: 1) By Mail, 2) By Phone, 3) By Internet.

See the reverse side of this sheet for instructions.

IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET, COMPLETE BOTH SIDES OF PROXY CARD,

SIGN, DATE, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.

209 West Jackson Boulevard, Suite 903

Chicago, Illinois 60606

YOUR VOTE IS IMPORTANT

Please complete both sides of the PROXY CARD, sign, date,

detach and return in the enclosed envelope.

Detach proxy card here

The below signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the Annual Report to Stockholders.

COMMON
[VOTER CONTROL NUMBER ABOVE NAME HERE]	Dated

(Please sign here)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign only one signature is required.

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.

2.	Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.

3.	When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by telephone must be completed and submitted prior to Tuesday, November 13, 2007, at 11:59 p.m., Central Time.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.

2.	Visit our Internet voting site at http://www.illinoisstocktransfer.com and follow the instructions on the screen.

3.	When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by Internet must be completed and submitted prior to Tuesday, November 13, 2007, at 11:59 p.m., Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

COMMON

REVOCABLE PROXY – UNITED COMMUNITY BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNITED COMMUNITY BANCORP

The undersigned hereby appoints William F. Ritzmann and Ralph B. Sprecher, each with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on November 15, 2007, at 9:30 a.m., local time, at the Dearborn Adult Center, 311 W. Tate Street, Lawrenceburg, Indiana, and at any and all adjournments of the meeting, with all of the powers the undersigned would possess if personally present at such meeting, as follows:

1.	The election as directors of all nominees listed.

	FOR	VOTE WITHHELD
01 Richard C. Strzynski	☐	☐
02 G. Michael Seitz	☐	☐
03 Eugene B. Seitz, II	☐	☐
04 Elmer G. McLaughlin	☐	☐

2.	The ratification of the appointment of Clark, Schaefer, Hackett & Co. as independent registered public accountants of United Community Bancorp for the year ending June 30, 2008.

☐  FOR                    ☐  AGAINST                    ☐  ABSTAIN

The Board of Directors recommends that you vote “FOR” each of the nominees and the listed proposal.

This proxy, properly signed and dated, is revocable and will be voted as directed, but if no instructions are specified, this proxy will be vote “FOR” the nominees and the proposal listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the Annual Meeting.

(to be signed on the other side)

[UNITED COMMUNITY BANCORP LETTERHEAD]

Dear ESOP Participant:

On behalf of the Board of Directors, please find enclosed a proxy card for the purpose of conveying your voting instructions to First Bankers Trust Services, Inc., our ESOP Trustee, on the proposals presented at the Annual Meeting of Stockholders of United Community Bancorp (the “Company”) on November 15, 2007. Also enclosed is a Notice and Proxy Statement for the Company’s Annual Meeting of Stockholders and a United Community Bancorp Annual Report to Stockholders.

As a participant in the United Community Bank Employee Stock Ownership Plan (the “ESOP”), you are entitled to instruct the ESOP Trustee how to vote the shares of Company common stock allocated to your account. As of October 9, 2007, the record date for stockholders entitled to vote at the Annual Meeting, no shares of Company common stock held in the ESOP Trust had been allocated to participants’ accounts. However, for the sole purpose of providing the ESOP Trustee with voting instructions, you will be deemed to have one (1) share of common stock allocated to your ESOP account.

To direct the ESOP Trustee on how to vote the share of common stock deemed allocated to your account, please complete and sign the appropriately marked proxy card for the ESOP and return it in the accompanying postage-paid envelope. Alternatively, you may also vote via the Internet or by telephone, as directed on the proxy card. The unallocated shares of common stock held in the ESOP Trust and the shares for which timely instructions are not received will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions the ESOP Trustee receives from participants regarding the shares of common stock deemed allocated to their accounts, subject to the ESOP Trustee’s fiduciary duties under the Employee Retirement Income Security Act of 1974.

Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or United Community Bank.

Sincerely,

/s/ Elmer G. McLaughlin
Elmer G. McLaughlin
Executive Vice President, Chief Operating Officer and Corporate Secretary

[UNITED COMMUNITY BANCORP LOGO]

Annual Meeting of Stockholders

November 15, 2007, 9:30 a.m., Local Time

You can vote in one of three ways: 1) By Mail, 2) By Phone, 3) By Internet.

See the reverse side of this sheet for instructions.

IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET, COMPLETE BOTH SIDES OF PROXY CARD,

SIGN, DATE, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.

209 West Jackson Boulevard, Suite 903

Chicago, Illinois 60606

YOUR VOTE IS IMPORTANT

Please complete both sides of the PROXY CARD, sign, date,

detach and return in the enclosed envelope.

Detach proxy card here

The below signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the Annual Report to Stockholders.

[VOTER CONTROL NUMBER ABOVE NAME HERE]	ESOP
Dated

(Please sign here)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign only one signature is required.

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.

2.	Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.

3.	When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by telephone must be completed and submitted prior to Tuesday, November 13, 2007, at 11:59 p.m., Central Time.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.

2.	Visit our Internet voting site at http://www.illinoisstocktransfer.com and follow the instructions on the screen.

3.	When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by Internet must be completed and submitted prior to Tuesday, November 13, 2007, at 11:59 p.m., Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

ESOP

VOTE AUTHORIZATION FORM – UNITED COMMUNITY BANCORP

I understand that First Bankers Trust Services, Inc., the ESOP Trustee, is the holder of record and custodian of all shares of United Community Bancorp (the “Company”) common stock allocated (or deemed allocated) to me under the United Community Bank Employee Stock Ownership Plan. I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on November 15, 2007.

Accordingly, you are to vote my share as follows:

1.	The election as directors of all nominees listed.

	FOR	VOTE WITHHELD
01 Richard C. Strzynski	☐	☐
02 G. Michael Seitz	☐	☐
03 Eugene B. Seitz, II	☐	☐
04 Elmer G. McLaughlin	☐	☐

2.	The ratification of the appointment of Clark, Schaefer, Hackett & Co. as independent registered public accountants of United Community Bancorp for the year ending June 30, 2008.

☐  FOR                    ☐  AGAINST                    ☐  ABSTAIN

The Board of Directors recommends that you vote “FOR” each of the nominees and the listed proposal.

This proxy, properly signed and dated, is revocable and will be voted as directed, but if no instructions are specified, this proxy will be vote “FOR” the nominees and the proposal listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the Annual Meeting.

(to be signed on the other side)

[UNITED COMMUNITY BANCORP LETTERHEAD]

Dear 401(k) Plan Participant:

On behalf of the Board of Directors of United Community Bancorp (the “Company”), please find enclosed a proxy card for the purpose of conveying your voting instructions to MG Trust Company LLC, the trustee for the United Community Bancorp Stock Fund (the “Employer Stock Fund”) in the United Community Bank 401(k) Profit Sharing Plan (the “401(k) Plan”), on the proposals presented at the Annual Meeting of Stockholders of the Company on November 15, 2007. Also enclosed is a Notice and Proxy Statement for the Company’s Annual Meeting of Stockholders and the United Community Bancorp Annual Report to Stockholders.

As a 401(k) Plan participant investing in the Employer Stock Fund, you are entitled to direct the Employer Stock Fund Trustee as to the voting of shares of Company common stock credited to your account as of October 9, 2007, the record date for the 2007 Annual Meeting of Stockholders.

To direct the voting of your shares of Company common stock held in the Employer Stock Fund, please complete and sign the appropriately marked proxy card and return it in the accompanying postage-paid envelope. Alternatively, you may vote via the Internet or by telephone, as directed on the proxy card.

Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or United Community Bank.

Sincerely,

/s/ Elmer G. McLaughlin
Elmer G. McLaughlin
Executive Vice President, Chief Operating Officer and Corporate Secretary

[UNITED COMMUNITY BANCORP LOGO]

Annual Meeting of Stockholders

November 15, 2007, 9:30 a.m., Local Time

You can vote in one of three ways: 1) By Mail, 2) By Phone, 3) By Internet.

See the reverse side of this sheet for instructions.

IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET, COMPLETE BOTH SIDES OF PROXY CARD,

SIGN, DATE, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.

209 West Jackson Boulevard, Suite 903

Chicago, Illinois 60606

YOUR VOTE IS IMPORTANT

Please complete both sides of the PROXY CARD, sign, date,

detach and return in the enclosed envelope.

Detach proxy card here

The below signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the Annual Report to Stockholders.

401K
[VOTER CONTROL NUMBER ABOVE NAME HERE]	Dated

(Please sign here)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign only one signature is required.

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.

2.	Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.

3.	When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by telephone must be completed and submitted prior to Tuesday, November 13, 2007, at 11:59 p.m., Central Time.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1.	Read the accompanying Proxy Statement.

2.	Visit our Internet voting site at http://www.illinoisstocktransfer.com and follow the instructions on the screen.

3.	When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.

Please note that all votes cast by Internet must be completed and submitted prior to Tuesday, November 13, 2007, at 11:59 p.m., Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

401K

VOTE AUTHORIZATION FORM – UNITED COMMUNITY BANCORP

I understand that MG Company, LLC (the “Employer Stock Fund Trustee”), is the holder of record and custodian of all shares of United Community Bancorp (the “Company”) common stock credited to my account under the United Community Bank 401(k) Profit Sharing Plan (the “401(k) Plan”). Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on November 15, 2007.

The Employer Stock Fund Trustee is hereby authorized to vote all shares credited to me under the 401(k) Plan as follows:

1.	The election as directors of all nominees listed.

	FOR	VOTE WITHHELD
01 Richard C. Strzynski	☐	☐
02 G. Michael Seitz	☐	☐
03 Eugene B. Seitz, II	☐	☐
04 Elmer G. McLaughlin	☐	☐

2.	The ratification of the appointment of Clark, Schaefer, Hackett & Co. as independent registered public accountants of United Community Bancorp for the year ending June 30, 2008.

☐  FOR                    ☐  AGAINST                    ☐  ABSTAIN

The Board of Directors recommends that you vote “FOR” each of the nominees and the listed proposal.

This proxy, properly signed and dated, is revocable and will be voted as directed, but if no instructions are specified, this proxy will be vote “FOR” the nominees and the proposal listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the Annual Meeting.

(to be signed on the other side)